UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RPM INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chairman and Chief Executive Officer

September 15, 2011

Dear RPM Shareholder:

Hopefully by now you have had a chance to review the RPM International Inc. 2011 Annual Report and share my pride in the company’s resilience in today’s challenging business environment and my excitement for our momentum going forward.

As a company shareholder, you also received a proxy statement, along with voting instructions on how to vote by proxy on the matters to be brought forward at the Annual Meeting of Shareholders. If you have not already done so, I urge you to vote your proxy at your earliest convenience. If you have already voted, thank you for your prompt response. Regardless of the number of shares you own, it is important that they are represented and voted by the Annual Meeting on October 6.

In a period where retail investor participation in proxy voting has been in a decline, RPM individual investors have continued a high level of participation in voting, and I hope to see that involvement and engagement continue.

Thank you for exercising your right to vote and for your continued confidence in RPM.

Very truly yours, RPM International Inc.

Frank C. Sullivan
Chairman and Chief Executive Officer

FCS/vs